Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Veritone, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	2,500,000	$4.31	$10,775,000.00	0. 00011020	$1,187.41
Total Offering Amounts			2,500,000	-	$10,775,000.00	0. 00011020	$1,187.41
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$1,187.41

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Veritone, Inc. (the “Registrant”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2) Estimated in accordance with Rule 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $4.31, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on June 15, 2023.